Exhibit 99.1

News Release

Contact:	Dan Grgurich	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704 731 1500
Email:	dan.grgurich@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

Enpro Industries Completes $300 Million Credit Facility

•	Satisfies Financing Condition in Tender Offer for 3.9375% Convertible Senior Debentures due 2015

CHARLOTTE, N.C., August 28, 2014 – EnPro Industries, Inc. (NYSE: NPO) today announced that it has amended and restated its senior secured revolving credit facility to provide for a five-year, senior secured revolving credit facility of $300.0 million (the “Revolving Credit Facility”). Borrowing availability under the Revolving Credit Facility is not limited by reference to a borrowing base. Initially, borrowings under the Revolving Credit Facility bear interest at an annual rate of LIBOR plus 1.75% or base rate plus 0.75%, although the interest rates under the Revolving Credit Facility are subject to incremental increases based on a consolidated total leverage ratio. In addition, a commitment fee accrues with respect to the unused amount of the Revolving Credit Facility at an annual rate of 0.20%, which rate is also subject to incremental increases based on a consolidated total leverage ratio.

EnPro intends to use borrowings under the Revolving Credit Facility to fund the purchase of its 3.9375% Convertible Senior Debentures due 2015 (the “Convertible Debentures”) pursuant to its previously announced cash tender offer (the “Tender Offer”).

EnPro further announced that, as a result of the completion and effectiveness of the amendment and restatement of the Revolving Credit Facility, the Financing Condition (as such term is defined in EnPro’s Offer to Purchase dated August 11, 2014 (the “Offer to Purchase”) with respect to the Tender Offer) has been satisfied.

This press release is for informational purposes only and is not an offer to sell or purchase or the solicitation of an offer to sell or purchase any securities discussed herein. The Tender Offer is being made solely pursuant to the Offer to Purchase and the related letter of transmittal, and other related materials that EnPro will distribute to the holders of the Convertible Debentures after these documents are filed with the Securities and Exchange Commission in amendments to EnPro’s Schedule TO for the Tender Offer. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements. Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of “Risk Factors” listed from time to time in EnPro’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the period ended June 30, 2014.